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                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                              SCHEDULE 13G


                Under the Securities Exchange Act of 1934

                        (Amendment No. Ten (10)*


                          SHAW INDUSTRIES, INC.
                            (Name of Issuer)


                       COMMON STOCK, NO PAR VALUE
                     (Title of Class of Securities)


                               820286 10 2
                             (CUSIP Number)


Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act" or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).














                            Page 1 of 5 pages
CUSIP NO.  820286 10 2             13G                 Page 2 of 5 pages

 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ROBERT E. SHAW
          ###-##-####


 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (a )
        (b )

 3   (SEC USE ONLY)


 4   CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

      5   SOLE VOTING POWER

               6,745,706


      6   SHARED VOTING POWER

                 567,840


      7   SOLE DISPOSITIVE POWER

               6,745,706


      8   SHARED DISPOSITIVE POWER

                 567,840


 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          7,313,546


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.10%


12   TYPE OF REPORTING PERSON

          IN



                                                 Page 3 of 5 Pages


Item 1(a)  Name of Issuer

     Shaw Industries, Inc.


Item 1(b)  Address of Issuer's Principal Executive Offices:

     616 East Walnut Avenue
     P. O. Drawer 2128
     Dalton, Georgia  30722-2128


Item 2(a)  Name of Person Filing:

     Robert E. Shaw

Item 2(b)  Address of Principal Business Office or, if none, Residence

     616 East Walnut Avenue
     P. O. Drawer 2128
     Dalton, Georgia  30722-2128


Item 2(c) Citizenship

     United States of America


Item 2(d)  Title of Class of Securities:

     Common Stock, no par value


Item 2(e)  CUSIP Number:

                                820286 10 2


Item 3 If this Statement is filed Pursuant to Rules 13d-1(b) or 13d-2(b), Check whether the Person is a:

     Not Applicable



                                                  Page 4 of 5 Pages

Item 4  Ownership:

     (a)  Amount Beneficially Owned:  7,313,546

     (b)  Percent of Class:  5.10%

     (c)  Number of shares as to which such person has:
            (i)  sole power to vote or to direct the vote:
                 6,745,706
           (ii)  shared power to vote or to direct the vote:
                 567,840
          (iii)  sole power to dispose or to direct the disposition of:
                 6,745,706
           (iv)  shared power to dispose or to direct the disposition of:
                 567,840


Item 5  Ownership of Five Percent or Less of a Class:

     Not Applicable


Item 6  Ownership of More than Five Percent on Behalf of Another Person:

     See information reported separately on Schedule 13G by J. C. Shaw, brother of the reporting person.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
          Holding Company:

     Not Applicable


Item 8   Identification and Classification of Members of the Group:

     Not Applicable



                                              Page 5 of 5 Pages


Item 9  Notice of Dissolution of Group:

     Not Applicable


Item 10  Certification:

     Not Applicable


Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     The undersigned expressly declares that the filing of this statement shall not be construed as an admission that he is, for purposes of
Section 13(d) or 13(g) of the Act, the beneficial owner of the securities reported in response to Item 4(c)(ii) and (iv) and Item 6.


Date:  January 20, 1994


Signature:      Robert E. Shaw

Name:  Robert E. Shaw